Exhibit 10.6

Constellation Energy Partners LLC

2009 Omnibus Incentive Compensation Plan

Amendment to Amended and Restated Grant Agreement Relating to

Unit-Based Awards—Executives

Grantee:

Amendment Date: April 26, 2012

1. Amendment to Grant Agreement.

(a) Grant Agreement. Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), has granted to you certain UBAs under the Plan on the terms and conditions set forth that certain Amended and Restated Grant Agreement Relating to Unit-Based Awards – Executives dated May 16, 2011, by and between you and the Company (“Grant Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Grant Agreement.

(b) Amendment. The term “CEG Ownership Event” in the Grant Agreement is hereby replaced with the term “PostRock Ownership Event.”

2. Binding Effect. The Grant Agreement, as amended by this Amendment, shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under Grantee.

3. Entire Agreement and Amendment. The Grant Agreement, as amended by this Amendment, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the UBAs granted therein.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of April 26, 2012.

Constellation Energy Partners LLC	Grantee

By:	By:

Name:	Name:

Title:	Title: